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                                                                 EXHIBIT (A)(6)

BROAD RIVER PROPERTIES, L.L.C.
P.O. Box 19059
Greenville, SC 29602

CONTACT:  Edward McCarthy of Beacon Hill Partners, Inc.
          (212) 843-8500


FOR IMMEDIATE RELEASE


                            BROAD RIVER ANNOUNCEMENT
                            ------------------------

     GREENVILLE, SOUTH CAROLINA, May 18, 1998--Broad River Properties, L.L.C. today announced that it has extended the expiration date of its outstanding tender offers for limited partnership interests in Angeles Partners IX and Angeles Partners XII. The expiration date for each tender offer has been extended to 5:00 p.m., New York time, on Wednesday, May 20, 1998. The offers were previously scheduled to expire at 5:00 p.m. on Friday, May 15, 1998.

     Broad River reported, based on information provided by the depositary for the offers, that as of the close of business on May 15, 1998, approximately 2,324 interests had been tendered pursuant to the Angeles IX offer and approximately 7,943 interests had been tendered pursuant to the Angeles XII offer.

     For further information, please contact Beacon Hill Partners at (800) 854-9486, which is acting as the Information Agent for the offers.


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